UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 23, 2005

WCI COMMUNITIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-31255	59-2857021
(Commission File Number)	(IRS Employer Identification No.)

24301 Walden Center Drive, Bonita Springs, FL	34134
(Address of Principal Executive Offices)	(Zip Code)

239-947-2600
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

$300 Million Senior Unsecured Term Loan

On December 23, 2005, WCI Communities (the “Company”) entered into a Senior Term Loan Agreement (the “Loan”) among KeyBank National Association as Administrative Agent and Lender, KeyBank Capital Markets, as Co-Lead Arranger, Wachovia Capital Markets, LLC, as Co-Lead Arranger, and KeyBank Capital Markets, as Sole Book Manager, and Wachovia Bank, N.A. as Syndication Agent, and other certain lenders thereto.

The Loan is a $300 million senior unsecured term loan facility. The Loan is a senior obligation of the Company and guaranteed by all significant operating subsidiaries of the Company, and will be cross-defaulted with the Company’s $875,000,000 Senior Unsecured Revolving Credit Facility. The proceeds of the Loan will be used to repurchase the Company’s outstanding 10-5/8% Senior Subordinated Notes due 2011, a tender offer, which has been announced previously, which use falls within the covenants of the Loan. The Loan matures in five (5) years from the date of closing, with payments of interest only until maturity. During the first twelve (12) months from the closing date, the Company may prepay the Loan, in whole or in part, subject to the payment of a one percent (1%) prepayment fee. After the first twelve (12) months, the Company may prepay the Loan, in whole or in part, at any time without fees or penalty, subject to reimbursement of certain costs associated with any LIBOR borrowings. The interest rate under the Loan is LIBOR plus 200 basis points. Simultaneous with the closing of the Loan, the Company executed a swap agreement that will effectively fix the interest rate on the borrowing at 6.9% for the entire term of the loan.

The Loan contains customary covenants, including covenants that, in certain circumstances restrict the Company’s ability to incur additional indebtedness, pay dividends on capital stock, make other restricted payments, including investments, sell its assets and enter into consolidations, mergers and transfers of all or substantially all of its assets. The Loan also requires the Company to maintain specified financial ratios and satisfy financial condition tests. The Loan contains customary events of default. Upon the occurrence of an event of default under the Loan, the lenders may declare any amount outstanding under the Loan immediately due and payable.

Some of the lenders, and certain of their affiliates perform various financial advisory, investment banking and commercial banking services for the Company, for which they receive usual and customary fees.

The Senior Term Loan Agreement is attached hereto as Exhibit 99.1. The above description of the Agreement is not complete and is qualified in its entirety by reference to such exhibit.

Item 9.01. Financial Statements and Exhibits

99.1	Senior Term Loan Agreement, dated December 23, 2005, among WCI Communities, Inc., as Borrower, and KeyBank National Association as Administrative Agent and Lender, and the Other Lenders Party Hereto, and KeyBank Capital Markets, as Co-Lead Arranger, and Wachovia Capital Markets, LLC, as Co-Lead Arranger, and KeyBank Capital Markets, as Sole Book Manager, and Wachovia Bank, N.A., as Syndication Agent,

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WCI COMMUNITIES, INC.

By:	/S/ JAMES D. CULLEN
Name: Title:	James D. Cullen Vice President

Date: December 27, 2005